EXHIBIT 99.1

First Northern Community Bancorp Reports Third Quarter 2026 Net Income of $6.2 Million

For immediate release

Dixon, Calif., October 29, 2026 — First Northern Community Bancorp (the “Company”, NASDAQ: FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today reported net income of $16.8 million, or $1.02 per diluted share, for the nine months ended September 30, 2026, up 11.1% compared to net income of $15.2 million, or $0.91 per diluted share, for the nine months ended September 30, 2025.

Net income for the quarter ended September 30, 2026, was $6.2 million, or $0.38 per diluted share, up 3.1% compared to net income of $6.0 million, or $0.36 per diluted share, for the quarter ended September 30, 2025.

Total assets as of September 30, 2026, were $1.99 billion, an increase of $82.5 million, or 4.3%, compared to September 30, 2025. Total net loans, including loans held-for-sale, as of September 30, 2026, were $1.13 billion, an increase of $78.0 million, or 7.4%, compared to September 30, 2025. The increase in net loans was primarily driven by growth in commercial loans, which was partially offset by net reductions in commercial real estate, agriculture, residential mortgage and consumer loans. Total deposits as of September 30, 2026, were $1.76 billion, an increase of $74.1 million, or 4.4%, compared to September 30, 2025.

The Company continued to be “well capitalized” under regulatory definitions, exceeding the 10% total risk-based capital ratio threshold as of September 30, 2026.

Jeremiah Smith, President and Chief Executive Officer, commented, “First Northern continued strong momentum during the third quarter, highlighted by accelerating loan growth and solid deposit generation. Total loans increased $41.1 million during the quarter, representing an annualized growth rate of 14.7% for the three months ended September 30, 2026, compared to a 10.5% annualized growth rate for the nine months ended September 30, 2026. Total deposits increased $68.6 million during the quarter, representing an annualized growth rate of 16.1% for the three months ended September 30, 2026, compared to a 6.5% annualized growth rate for the nine months ended September 30, 2026."

“We also made meaningful progress in improving our credit quality with the successful resolution of a longstanding nonaccrual lending relationship. This resolution reduced nonaccrual loans by $1.2 million, or 25.6%, during the quarter and contributed to an increase of $1.8 million in nonaccrual interest income recognized when compared to the same quarter last year.  This increase in nonaccrual interest income recognized was the primary driver of the $2.5 million increase in net interest income when compared to the same quarter one year prior.”

“Beyond our financial results, we continued to execute on strategic initiatives designed to enhance long-term shareholder value. On October 13, we successfully completed a major system upgrade, replacing our core banking platform and establishing a modern technology foundation to support future growth, improve operational efficiency and reduce ongoing data processing costs. As anticipated, project-related investments contributed to a modest increase in non-interest expenses during the third quarter, with additional costs expected in the fourth quarter as we complete the upgrade."

“Together with our Nasdaq listing and inclusion in the Russell 3000 Index, these milestones represent significant progress in our long-term strategy. We remain focused on building a resilient, efficient and competitive bank while delivering lasting value to our customers, communities, employees, and shareholders.”

Third QUARTER HIGHLIGHTS (UNAUDITED)

Performance and operating highlights for the Company for the periods noted below included the following:

	Three months ended
	September 30,	June 30,	September 30,
(in thousands, except per share and share data)	2026	2026	2025
Return on average assets (“ROAA”) (annualized)	1.24%	0.98%	1.27%
Return on average equity (“ROAE”) (annualized)	11.25%	8.80%	12.15%
Pre-tax income	$8,296	$6,215	$6,582
Net income	$6,202	$4,728	$6,013
Net interest margin (annualized)	4.12%	3.75%	3.75%
Cost of funds (annualized)	0.95%	0.90%	0.88%
Efficiency ratio	60.50%	63.69%	64.43%

Basic earnings per common share	$0.39	$0.29	$0.37
Diluted earnings per common share	$0.38	$0.29	$0.36
Weighted average basic common shares outstanding	16,069,900	16,119,853	16,270,302
Weighted average diluted common shares outstanding	16,477,418	16,508,791	16,563,128
Shares outstanding at end of period	16,288,733	16,395,303	16,506,823
Book value per share at end of period	$12.76	$13.24	$12.41

Leverage ratio	12.5%	12.0%	11.5%
Common equity tier 1 capital ratio	17.3%	17.7%	17.4%
Tier 1 capital ratio	17.3%	17.7%	17.4%
Total capital ratio	18.4%	19.0%	18.6%
Tangible common equity ratio	10.2%	11.0%	10.5%

Reconciliation of Non-GAAP Financial Measures
Total shareholders' equity	$207,876	$217,154	$204,769
Less mortgage servicing rights	(1,071)	(1,101)	(1,206)
Less intangible assets	(3,589)	(3,834)	(2,771)
Total tangible common shareholders' equity	$203,216	$212,219	$200,792

Total assets	$1,990,705	$1,926,412	$1,908,208
Less mortgage servicing rights	(1,071)	(1,101)	(1,206)
Less intangible assets	(3,589)	(3,834)	(2,771)
Total tangible assets	$1,986,045	$1,921,477	$1,904,231

Tangible common equity ratio	10.2%	11.0%	10.5%

Summary Results (Unaudited)

The following is a summary of the components of the Company’s operating results for the periods indicated:

	Three months ended
	September 30,	June 30,
(in thousands)	2026	2026	$ Change	% Change
Selected operating data:
Net interest income	$19,366	$17,006	$2,360	13.88%
Provision for credit losses	—	600	(600)	(100.00)%
Non-interest income	1,636	1,763	(127)	(7.20)%
Non-interest expense	12,706	11,954	752	6.29%
Pre-tax income	8,296	6,215	2,081	33.48%
Provision for income taxes	2,094	1,487	607	40.82%
Net income	$6,202	$4,728	$1,474	31.18%

	Three months ended
	September 30,	September 30,
(in thousands)	2026	2025	$ Change	% Change
Selected operating data:
Net interest income	$19,366	$16,847	$2,519	14.95%
Provision for credit losses	—	—	—	NM
Non-interest income	1,636	1,658	(22)	(1.33)%
Non-interest expense	12,706	11,923	783	6.57%
Pre-tax income	8,296	6,582	1,714	26.04%
Provision for income taxes	2,094	569	1,525	268.01%
Net income	$6,202	$6,013	$189	3.14%

NM = not meaningful

Balance Sheet Summary (Unaudited)

	September 30,	December 31,
(in thousands)	2026	2025	$ Change	% Change
Selected financial condition data:
Cash and cash equivalents	$123,178	$145,554	$(22,376)	(15.37)%
Total investments	620,296	617,243	3,053	0.49%
Total loans, net, including loans held-for-sale	1,134,013	1,050,473	83,540	7.95%
Total assets	1,990,705	1,910,950	79,755	4.17%
Total deposits	1,760,491	1,679,143	81,348	4.84%
Total liabilities	1,782,829	1,698,932	83,897	4.94%
Total shareholders’ equity	207,876	212,018	(4,142)	(1.95)%

Net Interest Income and Net Interest Margin (Unaudited)

The following table shows the components of net interest income and net interest margin for the quarterly periods indicated:

	Three months ended
	September 30, 2026			June 30, 2026			September 30, 2025
(in thousands)	Average Balance	Interest Income/ Expense	Yields Earned/ Rates Paid (1)	Average Balance	Interest Income/ Expense	Yields Earned/ Rates Paid (1)	Average Balance	Interest Income/ Expense	Yields Earned/ Rates Paid (1)
Assets
Interest-earning assets:
Loans	$1,101,723	$16,965	6.11%	$1,070,933	$14,549	5.45%	$1,055,924	$14,589	5.48%
Certificates of deposit	11,272	117	4.12%	10,699	107	4.01%	14,332	152	4.21%
Interest-bearing due from banks	114,432	1,005	3.48%	102,368	1,034	4.05%	105,545	1,071	4.03%
Investment securities, taxable	572,072	4,706	3.26%	569,985	4,529	3.19%	545,004	4,068	2.96%
Investment securities, non-taxable	55,305	450	3.23%	54,549	438	3.22%	52,042	419	3.19%
Other interest-earning assets	10,870	271	9.89%	10,870	149	5.50%	10,870	245	8.94%
Total average interest-earning assets	1,865,674	23,514	5.00%	1,819,404	20,806	4.59%	1,783,717	20,544	4.57%
Non-interest-earning assets:
Cash and due from banks	30,181			30,581			32,326
Premises & equipment, net	9,519			8,969			8,133
Interest receivable and other assets	71,505			67,325			59,211
Total average assets	$1,976,879			$1,926,279			$1,883,387

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$469,808	932	0.79%	$451,794	810	0.72%	$430,143	767	0.71%
Savings and MMDA’s	496,781	2,034	1.62%	477,236	1,857	1.56%	459,869	1,723	1.49%
Time, $250,000 and under	87,429	667	3.03%	84,760	677	3.20%	84,002	758	3.58%
Time, over $250,000	53,483	515	3.82%	53,683	456	3.41%	51,446	449	3.46%
Total average interest-bearing liabilities	1,107,501	4,148	1.49%	1,067,473	3,800	1.43%	1,025,460	3,697	1.43%
Non-interest-bearing liabilities:
Non-interest-bearing demand deposits	631,325			626,901			646,259
Interest payable and other liabilities	19,421			16,485			15,265
Total average liabilities	1,758,247			1,710,859			1,686,984
Total average stockholders’ equity	218,632			215,420			196,403
Total average liabilities and stockholders’ equity	$1,976,879			$1,926,279			$1,883,387
Net interest income and net interest margin		$19,366	4.12%		$17,006	3.75%		$16,847	3.75%

(1)	For disclosure purposes, yield/rates are annualized by dividing the number of days in the reported period by 365.

About First Northern Bank

First Northern Bank is an independent community bank that specializes in relationship banking. The Bank, headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, Colusa, and Glenn counties, as well as the west slope of El Dorado County. Experts are available in small business, commercial, real estate, and agribusiness lending, as well as mortgage loans. The Bank is an SBA Preferred Lender. Real estate mortgage and small-business loan officers are available by appointment at any of the Bank’s 14 branches, including Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Sacramento, Roseville, Auburn, Rancho Cordova, Colusa, Willows, and Orland. Non-FDIC insured Investment and Brokerage Services are also available at every branch location. First Northern Bank is rated as a Veribanc “Green-3 Star Blue Ribbon” Bank and a “5-Star Superior” Bank by Bauer Financial for the earnings period ended September 30, 2025 (www.veribanc.com) and (www.bauerfinancial.com). For additional information, please visit thatsmybank.com or call (707) 678-7742. Member FDIC. Equal Housing Lender.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures within the meaning of Regulation G and Item 10(e) of Regulation S-K. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.  The methodology for determining these non-GAAP measures may differ among companies. This press release includes the following non-GAAP measures: Total tangible common shareholders’ equity and tangible common equity ratio.  Given that the use of these non-GAAP financial measures is prevalent among banking regulators, investors, and analysts, we disclose them in addition to the related GAAP measures of total shareholders’ equity and return on average equity. The reconciliation of these non-GAAP measurements to the GAAP measurements is presented in the above table for and as of the periods presented.

Forward-Looking Statements

This press release and other public statements may include certain “forward-looking statements” about First Northern Community Bancorp and its subsidiaries (the “Company”). These forward-looking statements are based on management’s current expectations, including but not limited to statements about the Company’s performance, strategic focus and positioning the Company for future growth, and the expected costs and potential benefits of the Company's systems upgrade project, and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, trade, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, and any reports on Form 8-K. Readers are cautioned not to place undue reliance on forward‑looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made, except as may be required by applicable law. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

Contact:

Jeremiah Z. Smith

President & Chief Executive Officer

First Northern Community Bancorp

& First Northern Bank

P.O. Box 547

Dixon, California (707) 678-3041